Exhibit 6.12

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

ROYALTYTRADERS LLC

CONVERTIBLE PROMISSORY NOTE - LINE OF CREDIT

OCTOBER 28, 2022

FOR VALUE RECEIVED, RoyaltyTraders LLC, a Delaware limited liability company (the “Company”), promises to pay to each person identified as an “Investor” on the signature page to this Note (such person, or his, her or its registered assigns (“Investor”)), in lawful money of the United States of America in total advanced and outstanding principal amount as requested and drawn by the Company in increments of Fifty Thousand Dollars ($50,000.00) and as made available by Investor for drawdown upon such request, up to a total maximum amount of Three Hundred Thousand Dollars ($300,000.00), together with simple interest on the advanced portion from the date of the Investor’s initial advance under this Convertible Promissory Note (this “Note”) on the unpaid principal balance at an interest rate equal to 13% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then accrued but unpaid interest and other amounts payable hereunder, will be due and payable on the Maturity Date (defined below).

This Note is issued by the Company and governed by a note purchase agreement (the “Note Purchase Agreement(s)”) between the Company and each Investor that becomes a party to this Note. The following is a statement of the rights of each Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Payments.

(a) Payment upon Maturity. If this Note has not been converted (as provided in Section 4(a), 4(b) or 4(c)), then the sum of (i) the outstanding principal amount of this Note, plus (ii) all accrued but unpaid interest, plus (iii) all other amounts accrued under this Note, will be due and payable in full on the Maturity Date.

(b) Voluntary Prepayment. This Note may be prepaid, in whole or in part, without the prior written consent of the Requisite Holders (defined below) at any time before March 31, 2022; and thereafter, may not be prepaid without the prior written consent of the Requisite Holders.

(c) Payment upon a Liquidation Event. In the event of a Liquidation Event (defined below) prior to the repayment or conversion of this Note in accordance with the terms set forth herein, Investor will be entitled to receive proceeds of such Liquidation Event in an amount equal to the outstanding principal amount of this Note, plus all accrued but unpaid interest.

2. Events of Default. The occurrence of any of the following will constitute an “Event of Default” under this Note and the Note Purchase Agreement:

(a) Failure to Pay. The Company fails to pay (i) any principal payment on the date due or (ii) any interest payment or other payment required under the terms of this Note on the date due, and, in either case, such payment has not been made within ten (10) business days of the Company’s receipt of written notice from the Majority Holders to the Company of such failure to pay;

(b) Breach of Covenants. The Company fails to observe or perform any other covenant, obligation, condition or agreement contained in this Note or any Note Purchase Agreement (other than failure to pay any amounts when due under the Note, which is addressed in Section 2(a) above) and such failure continues for ten (10) business days after the Company’s receipt of written notice to the Company of such failure;

(c) Representations and Warranties. Any representation, warranty or certificate made or furnished by or on behalf of the Company to Investor in his, her or its Note Purchase Agreement, is materially false, incorrect, incomplete or misleading when made or furnished;

(d) Voluntary Bankruptcy or Insolvency Proceedings. The Company (i) makes a general assignment for the benefit of its creditors or (ii) commences a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consents to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it; or

(e) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect will be commenced and an order for relief entered or such proceeding is not be dismissed or discharged within ninety (90) days of commencement.

3. Rights of Investor upon Default. Upon the occurrence of any Event of Default, after any applicable cure periods, and during the continuance of such Event of Default, the Requisite Holders may, by written notice to the Company, declare all outstanding principal and accrued and unpaid interest payable by the Company hereunder to be immediately due and payable, unless such Event of Default has been waived in accordance with the provisions hereof or the Note Purchase Agreement.

4. Conversion.

(a) Automatic Conversion on a Qualified Financing. If a Qualified Financing (defined below) occurs on or prior to the Maturity Date and no Event of Default has occurred or is continuing, then the full outstanding principal amount of this Note and all accrued unpaid interest on this Note will automatically convert into Class A Units  at the Conversion Ratio.

(b) Optional Conversion without Qualified Financing. If the Company has not entered into a Qualified Financing on or before July 31, 2023 and this Note remains outstanding as of such date, then after such date, the Requisite Holders may, by written notice to the Company delivered at any time not less than five (5) business days prior to the Maturity Date, require the Company to issue to Investor (and take any actions necessary to authorize the issuance of) Class A Units in conversion of the full outstanding principal amount of this Note and all accrued unpaid interest on this Note at the Conversion Ratio.

(c) Conversion in connection with a Liquidity Event. The Company shall provide written notice to each Investor not less than ten (10) business days prior to the closing date of a Liquidation Event, which notice shall include a summary of the terms of such Liquidation Event, including the proceeds that would be payable to Investor if the Note were converted to Class A Units. Each Investor may, by written notice to the Company delivered not less than five (5) business days prior to the Liquidation Event, require the Company to issue to Investor (and take any actions necessary to authorize the issuance of) Class A Units in conversion of the full outstanding principal amount of this Note and all accrued unpaid interest on this Note at the Conversion Ratio.

(d) Conversion Procedure. Upon such conversion of this Note as provided in this Section 4, Investor hereby agrees to execute and deliver to the Company all transaction documents entered into by other similarly positioned holders of Class A Units. Any conversion of this Note pursuant to Section 4(a), 4(b) or 4(c) will be deemed to have been made upon the satisfaction of all of the conditions set forth in this Section 4(d) and on and after such date the persons entitled to receive the Class A Units issuable upon such conversion will be treated for all purposes as the record holder of such Class A Units.

5. Most Favored Nations; Future Issuances. From the date hereof until such time as this Note is converted into Class A Units (as provided in Section 4) or paid in full, in the event that (A) the Company issues any convertible notes, convertible equity certificates or similar instruments that have rights, preferences or privileges that are more favorable than the terms of the Notes (including any rights, preferences or privileges that are added to the Notes in any subsequent closing), the Company shall provide equivalent rights to the Investors with respect to the outstanding Notes (with appropriate adjustment for economic terms or other contractual rights acceptable to the Majority Holders).

6. Definitions. As used in this Note, the following capitalized terms have the following meanings:

“Affiliate” has the meaning given to it in Rule 144 promulgated under the Securities Act.

“Conversion Ratio” means, initially $1.00 for each Class A Unit, as may be adjusted pursuant to Section 5.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Entity” means an entity of which the holders of voting securities of the Company outstanding immediately prior to such transaction are the direct or indirect holders of voting securities representing at least a majority of the votes entitled to be cast by all of such entity’s voting securities outstanding immediately after such transaction.

“Investor” means each person who makes an advance pursuant to this Note, or any person who at the relevant time, is the registered holder of this Note.

“Liquidation Event” means (i) a sale of all or substantially all of the Company’s assets other than to an Excluded Entity, (ii) a merger, consolidation or other capital reorganization or business combination transaction of the Company with or into another entity other than an Excluded Entity, or (iii) the consummation of a transaction, or series of related transactions, in which any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of all of the Company’s then outstanding voting securities; provided, however, that a transaction will not constitute a Liquidation Event if its purpose is to (A) change the jurisdiction of the Company’s organization, (B) create a holding company that will be owned in substantially the same proportions by the Persons who hold the Company’s securities immediately before such transaction, or (C) obtain funding for the Company in a financing that is approved by the Company’s Board of Managers.

“Maturity Date” means two (2) years from the date first set forth above.

“Qualified Financing” means the next transaction (or series of related transactions) following the date of this Agreement in which the Company issues equity securities and from which the Company receives aggregate gross proceeds of not less than $25,000,000 (including the aggregate amount of debt securities and other convertible securities converted into equity securities of the Company (including this Note)).

“Requisite Holders” means holders of a majority of the principal amount then-outstanding under this Note.

“Transaction Documents” means this Note and the Note Purchase Agreement.

7. Miscellaneous.

(a) Successors and Assigns; Transfer of this Note or Securities Issuable on Conversion Hereof. Subject to the restrictions on transfer described in this Section 6(a), the rights and obligations of the Company and Investor will be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties; provided that (i) this Note and the rights and obligations hereunder may not be assigned or transferred by the Company without the prior written consent of the Requisite Holders and (ii) this Note and the rights and obligations hereunder may not be assigned or transferred by Investor without the prior written consent of the Company.

(b) Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Requisite Holders; provided, that Investor’s consent will be required for any amendment that has a disproportionately adverse effect on Investor (it being agreed that an amendment or waiver of a provision will not be deemed to have a disproportionately adverse effect on Investor if such amendment or waiver applies to all then-outstanding Notes issued pursuant to the Note Purchase Agreements in the same fashion by its terms).

(c) Notices. All notices and other communications required or permitted hereunder will be in writing and will be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to Investor) or otherwise delivered by hand, messenger or courier service addressed:

(i) if to Investor, to Investor’s address or electronic mail address as shown on the signature page hereto, as may be updated in accordance with the provisions of the Note Purchase Agreement; or

(ii) if to the Company, to the principal office of the Company to the attention of the President or at such other current address as the Company furnishes to Investor. Each such notice or other communication will for all purposes of this Note be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-business-day delivery, one business day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via electronic mail, when sent to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then at the beginning of the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Note or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

(d) Action of Requisite Holders. The Company agrees that it will provide a reasonably detailed written notice to all Investors not less than ten (10) business days in advance of any event that triggers consent or approval rights held by the Requisite Holders, including reasonable assistance in communications needed from time to time to solicit consent or approval of the Requisite Holders.

(e) Payment. Unless converted into the Company’s equity securities pursuant to the terms hereof, payment will be made in lawful tender of the United States.

(f) Usury. In the event any interest is paid on this Note that is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate will be deemed a payment of principal and applied against the principal of this Note.

(g) Waivers. Subject to Sections 2(a) and 2(b), the Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

(h) Governing Law. This Note and all actions arising out of or in connection with this Note will be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of law provisions that would result in the application of laws of another jurisdiction.

[signature page follows]

The Company has caused this note to be issued as of the date first set forth above, as amended from time to time by agreement with additional Investors.

ROYALTYTRADERS LLC
a Delaware limited liability company

By:
Name:	Sean Peace
Title:	President

Accepted and Agreed:

AMOUNT ADVANCED: $300,000.00 USD

DATE OF ADVANCE: October 28, 2022

INVESTOR (if an individual):

ALEX GUIVA

INVESTOR’S ADDRESS:

3420 University Blvd

Dallas TX 75205

Email:	shapion@gmail.com